Exhibit 99.2

Ascension Selects R1 for Physician Practice Revenue Cycle Management
Expanded Partnership Supports Health System’s Broader Initiative to Focus on Value, Patient Care

CHICAGO, Feb. 26, 2018 – R1 RCM Inc. (NASDAQ:RCM), a leading provider of technology-enabled revenue cycle management services to healthcare providers, today announced plans for an expanded 10-year agreement with longstanding client Ascension to be the primary revenue cycle management partner for Ascension Medical Group across all its physician practice care sites in 22 states and the District of Columbia.

R1 and Ascension have signed a term sheet with the expectation of reaching a definitive agreement and beginning service in the second quarter of 2018.

Since 2016, R1 has been Ascension’s exclusive provider of acute care-based revenue cycle services, whereby R1 has worked to optimize operations from scheduling and patient access through claims and payment to provide a more consistent and caring experience for patients. The expanded relationship adds $2.5B of net patient revenue under management (including the $0.5B from the current Wisconsin Ascension pilot) and encompasses revenue cycle operations across all physician practice care settings for Ascension Medical Group. Ascension will rely on R1 to provide and manage the full spectrum of its revenue cycle needs so caregivers can focus more intently on providing compassionate, personalized care and enhancing the value they bring to those they serve, with special attention to those most in need.

R1’s investments in developing the technology and commercial infrastructure needed to optimally run end-to-end revenue cycle operations for large health systems are expected to improve revenue integrity and provide sophisticated analytics capabilities for practice management, network management and predictive clinical insights to enhance the ability of Ascension Medical Group to provide increased value in a rapidly evolving healthcare environment.

“As caregivers our focus is always on what’s best for those we serve. That includes not only the clinical care we provide them, but their entire experience, from when they first search for a provider or site of care, to their treatment and follow-up, all the way through the reconciliation of the billing process,” said Joseph Cacchione, MD, president, Ascension Medical Group. “R1 will help us make sure our billing and reimbursement processes are clear, fair and efficient.”

“As Ascension looks to serve the healthcare needs of more and more individuals and communities across the country, it is vital that we do so in the most cost-effective, affordable way,” said Anthony J. Speranzo, executive vice president and chief financial officer, Ascension. “R1 has been a valued partner in helping us improve our acute care operations, and we look forward to bringing its expertise to our physician practice enterprise.”

“We are excited and honored to have Ascension’s trust to manage their physician practice revenue cycle operations,” said Joseph Flanagan, president and CEO of R1. “Ascension has been a great partner and customer of R1 and continues to be a leader among its peers. We believe this strengthens Ascension’s operations with an enterprise-wide approach to better serve and benefit patients and providers alike.”

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About R1 RCM
R1 is a leading provider of technology-enabled revenue cycle management services which transform a health system’s revenue cycle performance across settings of care. R1’s proven and scalable operating model, the R1 Performance Stack℠, seamlessly complements a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience.

About Ascension
Ascension (www.ascension.org) is a faith-based healthcare organization dedicated to transformation through innovation across the continuum of care. As the largest non-profit health system in the U.S. and the world’s largest Catholic health system, Ascension is committed to delivering compassionate, personalized care to all, with special attention to persons living in poverty and those most vulnerable. In FY2017, Ascension provided more than $1.8 billion in care of persons living in poverty and other community benefit programs. Ascension includes approximately 150,000 associates and 36,000 aligned providers. Ascension’s Healthcare Division operates 2,500 sites of care – including 141 hospitals and more than 30 senior living facilities – in 22 states and the District of Columbia, while its Solutions Division provides a variety of services and solutions including physician practice management, venture capital investing, investment management, biomedical engineering, facilities management, clinical care management, information services, risk management, and contracting through Ascension’s own group purchasing organization.

Forward Looking Statements
This press release includes information that may constitute “forward-looking statements,” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future, not past, events and often address our expected future growth, plans and performance or forecasts. These forward-looking statements are often identified by the use of words such as “anticipate,” “believe,” “designed,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will,” or “would,” and similar expressions or variations, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on management’s current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to our ability to sign a definitive agreement to provide services to Ascension Medical Group and to successfully integrate transitioned Ascension employees, as well as the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, our 2017 quarterly reports on Form 10-Q and any other periodic reports that the Company files with the Securities and Exchange Commission.
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Contact:
R1 RCM Inc.
Investor Relations:
Atif Rahim
312-324-5476
investorrelations@r1rcm.com
Media Relations:
Natalie Joslin
678-585-1206
media@r1rcm.com